Exhibit 10.12
November 1, 2023

Dear Vanina,
I want to thank you for your contributions to Vir, and to let you know that they are very much appreciated.
I am pleased to announce your promotion to EVP, General Counsel and Corporate Secretary.
As a result of your promotion, you will receive a base salary increase of $45,000, bringing your new base salary to $470,000 effective November 1, 2023. This increase will be reflected in your November 15, 2023 paycheck. You will be a participant in Vir’s 2023 Bonus Plan with an annual target incentive of 45.0% of your base salary.
Subject to Compensation Committee approval on December 14, 2023, you will be granted a stock option award under Vir’s 2019 Equity Incentive Plan (the “Plan”) to purchase 30,000 shares of Vir’s Common Stock (the “Option”). The Option will have an exercise price equal to the fair market value of Vir’s common stock on the date of grant and will vest over four (4) years from the commencement date, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of the vesting commencement date and, the remainder vesting in 36 equal monthly installments thereafter.
Also subject to Committee approval on December 14, 2023, you will be granted 15,000 Restricted Stock Units (RSUs). The RSUs will vest over four (4) years from commencement date, with 25% of the total number of RSUs vesting on each of the four anniversaries of the vesting commencement date.
Vesting of the Option and RSUs will be contingent on your continued service with Vir through the applicable vesting date and will be subject to the terms and conditions of the Plan and the applicable equity award agreement.
All other terms of your employment remain the same.
Thank you again for your support and continuing contributions to Vir’s success!